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                    August 24, 2020

       Jarett S. Levan
       Chief Executive Officer and President
       BBX Capital Florida LLC
       401 East Las Olas Boulevard, Suite 800
       Fort Lauderdale, Florida 33301

                                                        Re: BBX Capital Florida
LLC
                                                            Registration
Statement on Form 10-12G
                                                            Filed June 17, 2020
                                                            File No. 000-56177

       Dear Mr. Levan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services